Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated April 5, 2011

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises will convert Class B Common Stock

DAVENPORT, Iowa (April 5, 2011) — In accordance with sunset provisions established in 1986, Lee Enterprises, Incorporated (NYSE: LEE) will convert all outstanding shares of its Class B Common Stock to its Common Stock. As a result, effective immediately, all stockholders will have one vote per share on all future matters. Class B shares formerly had 10 votes per share.

Mary Junck, chairman and chief executive officer, said: “The sunset of the Class B shares was originally expected to have occurred long before now. The reason it didn’t happen sooner is that Lee is fortunate to have many longtime stockholders, and we’re grateful for their loyalty and continuing support.”

On March 3, 1986, one share of Class B Common Stock was issued as a dividend for each share of Common Stock held by stockholders of record as of Feb. 14, 1986. Shares of Class B Common Stock converted to Common Stock before traded. As originally anticipated, the number of outstanding Class B shares has diminished over time through trading to below the sunset level of 5.6 million shares.

The combined number of outstanding shares of the two classes is not affected. As of March 31, 2011, 44.9 million total shares were outstanding.

The final level of 5.6 million Class B shares represented 56 million votes, compared with 39.3 million for holders of Common Stock.

At this time, holders of Class B shares are deemed to be holders of a like number of shares of Common Stock. On or about April 18, 2011, Lee’s stock registrar and transfer agent, Wells Fargo Shareowner Services, will mail to owners of Class B shares a letter of transmittal as well as instructions regarding the procedures for conversion and exchange of their Class B shares for a like number of shares of Common Stock.

Lee Enterprises is the leading provider of local news and information, and a major platform for advertising, in the markets we serve, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 22 million unique visitors in January 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

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